MEMORANDUM

DATE: January 18, 2002

TO: File

FROM: Jason Guilbert

RE: Item 77(i): Form N-SAR for Fidelity Advisor Series I

Pursuant to a Board approved vote on July 19, 2001, Fidelity Advisor Value Strategies Fund commenced a new class of shares Fidelity Advisor Value Strategies Fund: Class C on August 22, 2001.